Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2020, by and between CuriosityStream Inc., a Delaware corporation (the “Company”), and Clint Stinchcomb (“Executive”).

WITNESSETH:

WHEREAS, immediately prior to this Agreement, Executive provided his services and expertise to the Company as its Chief Executive Officer and President; and

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Merger Agreement (the “Merger Agreement”), dated as of August 10, 2020, among the Company, HENDRICKS FACTUAL MEDIA LLC, a Delaware limited liability company, Software Acquisition Group, Inc. , a Delaware corporation (“Parent”), and CS MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent, the Company desires to employ Executive, and Executive desires to be employed, on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive will be receiving substantial consideration in connection with the consummation of the transactions contemplated by the Merger Agreement, and the Company would not have entered into this Agreement without Executive’s agreement to abide by the terms and conditions set forth herein, including, but not limited to, the restrictive covenants; and

WHEREAS, this Agreement is effective as of the Closing Date, as defined in the Merger Agreement (the “Effective Date”); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. TERM OF AGREEMENT.

a) Executive’s employment with the Company pursuant to this Agreement will commence on the Effective Date and end on the fourth (4th) anniversary of the Effective Date (the “Initial Term”); provided, however, that on such fourth (4th) anniversary of the Effective Date (the “Extension Date”), the term of Executive’s employment under this Agreement shall be automatically extended for an additional one (1) year period (the “Renewal Term”), unless the Company or Executive provides the other at least one hundred and eighty (180) days’ prior written notice before the Extension Date that the Initial Term shall not be so extended, or unless terminated sooner in accordance with the terms and conditions in Section 5 of this Agreement. The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is hereafter referred to as the “Term.”

b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate without any action on the part of any person and be void ab initio if the Merger Agreement is terminated in accordance with its terms, and neither the Company nor any other person shall have any liability to Executive under this Agreement if the Closing (as defined in the Merger Agreement) does not occur.

c) By Executive’s execution below, Executive acknowledges that (i) Executive’s employment with the Company may be terminated by the Company at any time, with or without notice and for Cause (as defined below) or any other reason or no reason (subject to the provisions of this Agreement) and (ii) except for this Agreement, there is no arrangement or agreement between Executive and the Company concerning the terms of Executive’s employment with the Company and that nothing in this Agreement guarantees employment for any definitive or specific term or duration or any particular level of benefits or compensation except as specifically provided for herein.

2. DUTIES AND PERFORMANCE. During the Term, Executive shall be employed by the Company on a full-time basis as its Chief Executive Officer and shall have such authority and responsibilities and shall perform such duties as are consistent with Executive’s position and otherwise consistent with Employee’s position as may be determined from time to time by the Board of Directors of Parent (the “Board”), including duties with respect to Affiliates of the Company, which duties shall include serving as the Chief Executive Officer of Parent. For purposes of this Agreement, “Affiliate” means an entity controlled by, controlling or under common control with the entity in question, and, in the case of the Company, shall include Parent but not any stockholder of Parent. Executive shall use all reasonable efforts to further the interests of the Company and shall devote substantially all of Executive’s business time, effort and attention to Executive’s duties hereunder. Executive shall report to the Board.

3. BASE SALARY AND INCENTIVE COMPENSATION.

a) Base Salary. During the Term, the Company shall pay Executive a gross base salary (the “Base Salary”) at an annualized rate of Four Hundred and Ninety Thousand Dollars ($490,000) per year, provided that the Base Salary shall be subject to good faith review and increase (but not decrease) annually, and shall be increased by at least five percent (5%) on each anniversary of the Effective Date. Further, if the Company’s revenue for the year ended December 31, 2020 is Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000) or more, then effective as of January 1, 2021, the Base Salary shall increase to Five Hundred Ninety Thousand Dollars ($590,000), and if the Company’s revenue for the year ended December 31, 2021 is Seventy-Five Million Dollars ($75,000,000) or more, then, effective as of January 1, 2022, the Base Salary shall increase to Six Hundred Ninety Thousand Dollars ($690,000), and if the Company’s revenue for the year ended December 31, 2022 is One Hundred Forty Million Dollars ($140,000,000) or more, then, effective as of January 1, 2023, the Base Salary shall increase to Seven Hundred Ninety Thousand Dollars ($790,000). Base Salary payments shall be subject to deductions required by law and otherwise authorized by Executive for his participation in employee benefit plans, and shall be payable in installments in accordance with Company’s customary payroll practices, but in any event no less frequently than once per month. For the purposes of this Agreement, “revenue” shall mean the Company’s total revenue, calculated in accordance with the Company’s customary accounting practices, consistently applied.

b) Annual Bonuses. For each calendar year of the Term, Executive shall be eligible to receive an annual bonus (the “Bonus”) based on a formula and performance criteria approved by, and the achievement of which is determined by, the Compensation Committee of the Board (the “Committee”); provided, however, that the targeted level of the Bonus shall be equal to One Hundred Percent (100%) of the Base Salary earned by Executive during such calendar year. Except as set forth in Section 5, to be eligible to receive the Bonus, Executive must remain employed by the Company as of December 31st of the performance year, and subject to the Committee’s authority under the Company’s Compensation Committee Charter, the Company must have achieved the performance targets described in Attachment A hereto during such year; provided, however, that if the performance targets for any year after 2021 are not achieved, or the business plan underlying the performance targets for any year after 2020 is changed in a way that materially impacts Executive’s ability to achieve the performance targets, the Committee shall discuss in good faith with Executive whether a full or partial Bonus is warranted; provided, further, that for the last year of Executive’s employment hereunder, the Bonus shall be owed regardless of Executive’s separation date unless Executive has been terminated for Cause or resigned without Good Reason (as defined in Section 5, below). The revenue target for the year ended December 31, 2020 shall be Thirty-Six Million Dollars ($36,000,000), the revenue target for the year ended December 31, 2021 shall be Seventy-One Million Dollars ($71,000,000), and the revenue target for the year ended December 31, 2022 shall be One Hundred Thirty-Six Million Dollars ($136,000,000). The performance criteria for each other year of the Term shall be established by the Committee following consultation with Executive, and confirmed in writing no more than seventy-five (75) days into the relevant performance year. The Bonus shall be paid (i) pursuant to the terms and conditions of the Company’s bonus plan or policy then in existence for senior executives, and (ii) notwithstanding the foregoing to the contrary, but subject to any deferral election offered to, and properly made by, Executive in respect of such Bonus, in the calendar year immediately following the performance year for which the Bonus is owed, and shall be paid no more than thirty (30) days following the completed financial audit of the Company’s performance for the performance year. Notwithstanding any other provisions in this Agreement to the contrary, any Bonus (and any other incentive-based or equity-based compensation) paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required, but only to the extent required, to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to and to the extent consistent with any such law, government regulation or stock exchange listing).

c) Special One-Time Bonus: Upon the closure of any transaction resulting in a Change in Control of the Company at a Company valuation of $1 billion or more, at any time prior to the third anniversary of the Effective Date (collectively, the “CIC Bonus Terms”), Executive shall receive a bonus equal to Two Million Dollars ($2,000,000). Such bonus, if any, will not be deemed “earned” until the date upon which the transaction resulting in the Change in Control in accordance with the CIC Bonus Terms is closed, and provided that Executive is still employed by the Company as of such time or if Executive is terminated without Cause or for Good Reason within the six (6) month period prior to such Change in Control, and shall be paid no later than the first regularly scheduled payroll date that follows closure of the transaction. For purposes of this Section 3(c), “Change in Control” shall mean the first to occur of a “change in the ownership of a corporation”, or a “change in the ownership of a substantial portion of the assets of a corporation,” as such terms are defined in Treas. Reg. Section 1.409A-3(i)(5)(v) and (vii).

d) Equity. As soon as practicable following the Effective Date, the Company shall use reasonable efforts to cause the Board or Committee, as the case may be, to grant Executive options to purchase common stock of Parent (“Stock Options”), restricted stock units in Parent, or a combination thereof, or other equity-based awards (collectively, “Equity Awards”). The parties currently anticipate that the Equity Awards would, when taken together with the stock options then held by Executive and equity awards otherwise granted to Executive in connection with the transactions contemplated under the Merger Agreement, entitle Executive to no less than 5.9% of the Parent’s common stock, calculated on a fully diluted basis, on the Closing Date (as defined in the Merger Agreement). Any grant of Stock Options as contemplated under this Section 3(d) shall be granted with an exercise price equal to the fair market value on the grant date of a share of the common stock of Parent into which each such Stock Option is exercisable, and otherwise generally on the same terms applicable to the existing stock options held by Executive exercisable for shares of the Company’s common stock. All Equity Awards shall be governed by the terms of the Omnibus Incentive Plan as defined in the Merger Agreement and approved by the shareholders of Parent; provided, however, that notwithstanding anything to the contrary in the Plan or any grant agreement, if Executive is terminated without Cause, or resigns for Good Reason (in each case as defined in Section 5, below), or dies or becomes disabled (as described in Section 5(a)(ii), below), all unvested Equity Awards shall accelerate and become exercisable immediately upon such occurrence.

4. BENEFITS; EXPENSE REIMBURSEMENT.

a) Benefits. Executive shall receive, and have the right to participate in, such benefits as generally may be made available to all other full-time employees of the Company from time to time, including any medical, dental, disability, life insurance, and/or savings plans, subject to the terms and conditions of the applicable plans, and any other benefits, plans, or programs provided to other executives of the Company at the same or a substantially similar level as Executive.

b) Expenses. Executive shall also be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary business expenses actually incurred by Executive in connection with the performance of Executive’s duties hereunder; provided that Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies of the Company. Payment of such reimbursements shall be made in accordance with Company policy and practice.

c) Miscellaneous Reimbursements. No more than thirty (30) days following the execution of this Agreement by both parties, Executive shall submit a request for reimbursement of attorneys’ fees incurred by Executive in connection with the negotiation and drafting of this Agreement and any related agreements, and such amount capped at $20,000 shall be reimbursed no more than fourteen (14) days after Executive’s submission of such request.

5. TERMINATION OF AGREEMENT.

a) Termination by the Company. The Company may terminate this Agreement prior to expiration of the Term and Executive’s employment with the Company hereunder under any of the following circumstances:

i. with or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (A) commission of any crime or act of theft, fraud, embezzlement, moral turpitude or similar conduct, (B) material malfeasance in the conduct of Executive’s duties, including, (1) willful and material misuse or diversion of the Company’s (or any of its Affiliate’s) funds or property, (2) embezzlement, and/or (3) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company or its Affiliates, (C) willful violation of any material policy of the Company or Parent as in effect from time to time (including, without limitation, policies governing discrimination or harassment); (D) illegal possession of a controlled substance, use of illegal drugs, repetitive abuse of alcohol, or other behavior that materially interferes with the performance of Executive’s duties to the Company or its Affiliates or that materially compromises the integrity and reputation of Executive or the Company or its Affiliates; (E)  material breach of any noncompetition or nonsolicitation agreement to which Executive is a party with the Company or any of its Affiliates; (F) Executive’s failure to obey the lawful orders of the Board that fall within Executive’s scope of responsibility, and/or (G) a material breach by Executive of the provisions of this Agreement; provided, however, that in the case of the foregoing clauses (C), (E), (F) and (G), Executive shall have been informed, in writing, of such failure referred to in the foregoing clauses, and provided with 30 days to cure such failure before any termination for Cause. If Executive cures the Cause event during such period, then Cause shall be deemed to have not occurred;

ii. if, for any reason, Executive suffers a Disability. For purpose of this Agreement, “Disability” shall mean the incapacity of Executive due to physical or mental illness such that Executive is unable to perform the essential functions of Executive’s role with or without reasonable accommodation for a period of six months in any twelve-month period and such incapacity has been determined to exist by either (i) the Company’s disability insurance carrier or (ii) by one or more physicians as selected by the process set forth below. If Executive is not covered by the Company’s disability insurance policy, the determination as to Executive’s disability shall be made by a physician mutually agreeable to both Executive and the Company. If they are unable to agree on a physician, the determination shall be made by two physicians, one selected by each of Executive and the Company, and if such determinations are different, such physicians shall select a third physician to make the determination and his or her determination shall be binding; or

b) Termination by Reason of Death. The Term and Executive’s employment by the Company shall terminate upon the death of Executive.

c) Termination by Executive. Executive may terminate this Agreement prior to the expiration of the Term, and his employment with the Company shall terminate hereunder by notice to the Company: (i) for Good Reason; or (ii) for any other reason upon thirty (30) days’ prior written notice to the Company (the Company may pay Executive in lieu of such notice). For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s duties or position, (ii) Executive’s Base Salary or annual target Bonus opportunity is reduced below the amounts specified herein (except for across-the-board reductions applicable to senior executives of the Company generally); or (iii) a material breach of this Agreement by the Company; provided, however, that it shall be a prerequisite of any such termination for Good Reason that Executive shall have given the Company written notice within thirty (30) days following the event or events giving rise to Good Reason, specifying in reasonable detail the nature and circumstances of such Good Reason, and given the Company thirty (30) days to cure any such Good Reason prior to any such termination (the “Good Reason Cure Period”). If the Company fails to remedy the condition constituting Good Reason during the Good Reason Cure Period, Executive’s termination of employment shall occur upon expiration of such Good Reason Cure Period. If the Company cures the Good Reason event during the Good Reason Cure Period, then Good Reason shall be deemed to have not occurred.

d) Payments Due Upon Separation. In the event of the termination of Executive’s employment prior to expiration of the Term:

i. for Cause, then as of the date of such termination all of the Company’s obligations hereunder, including, without limitation, the Company’s obligations to pay Executive’s Base Salary accruing after the date of such termination, and any benefits (except as otherwise required by applicable law), other than those obligations that have accrued but remain unpaid as of the date of such termination (for example to the extent required by law or Company policy, unpaid salary, expense reimbursements, health insurance premiums, retirement plan contributions, vacation pay, etc.) (“Accrued Obligations”) shall cease, and Executive shall not be entitled to any Bonus compensation not paid to Executive prior to such date of termination of employment.

ii. by reason of Executive’s death or Disability, then the Company shall pay the Accrued Obligations, plus the portion of the Bonus due for the year of separation, if any, from the start of the year through the date of termination of employment, based on actual performance achieved for such year (as determined by the Committee), and payable at the same time such payment would have been made if Executive continued to be employed by the Company (a “Prorated Bonus”).

iii. by Executive without Good Reason, then all of the Company’s payment obligations hereunder, except for the Accrued Obligations, shall cease.

iv. by the Company without Cause and not due to Executive’s Disability, or by Executive for Good Reason, then the Company shall pay the Accrued Obligations and, in addition, but subject to Section 5(e) and Section 9, and provided Executive complies with the restrictive covenants set forth herein, the Company shall (1) continue to pay Executive’s Base Salary for the balance of the Term, but in no event in less than eighteen (18) months or in excess of thirty-six (36) months, at the rate in effect at the time of termination (but without giving effect to any reduction that results in Good Reason) (without offset for any compensation received by Executive from any subsequent employment by any person) in accordance with the normal payroll practices of the Company; (2) provided Executive elects continuation of coverage as permitted under Section 4980B of the Code and the regulations thereunder (“COBRA”) provide for the continuation of any Company health insurance benefits in which Executive and dependent members of Executive’s immediate family participated on the date Executive’s employment with the Company terminated at the same rate as made available to similarly situated senior executives of the Company for similar benefits, for the remainder of the Term, but only so long as Executive (or his dependents) remain on such COBRA coverage; and (3) Bonus(es) to which Executive would have been entitled over the remainder of the then Initial Term or then Renewal Term, as may be in effect in the year in which Executive’s termination of employment occurs, based on actual performance achieved during the relevant performance periods and with a target of 100% of Executive’s Base Salary earned during the year of termination, payable at the times such Bonuses would have otherwise been payable had separation not occurred (collectively, the “Severance Benefits”).

e) Release. Notwithstanding any other provision of this Agreement, the Severance Benefits shall not be payable unless and until Executive executes a general release of claims in the form provided by the Company and reasonably satisfactory to Executive. Executive must sign and return the release, if at all, so that the release is effective (taking into account any revocation period provided for therein, if any) by no later than the sixtieth (60th) calendar day following the date Executive’s employment is terminated. Subject to Section 9, the first payment of Severance Benefits will be made on the Company’s next regular payday which is at least five (5) business days following the expiration of the revocation period of the release; provided that, where the revocation period of the release could result in such payday occurring in one of two calendar years, depending upon when Executive executes the release, the first payment of Severance Benefits shall be made on the later of such payday or the first regular payday of the second of such calendar years; and provided further that the first payment of Severance Benefits shall include all amounts of Severance Benefits that would have been paid to Executive prior to the first payment date but for the application of this sentence.

6. RESTRICTIVE COVENANTS.

a) Acknowledgment. Executive acknowledges and agrees that: (i) the Company and its Affiliates (collectively, the Company and its Affiliates, including its Affiliates as a result of the occurrence of the transactions contemplated by the Merger Agreement, are referred to in this Section 6 as the “Company Affiliated Group”), have acquired and established, at great expense and effort, valuable and competitively sensitive Confidential Information (as defined below), including trade secrets, and, to protect the business interests of the Company Affiliated Group and the competitive advantage derived from the Confidential Information, it is necessary that such Confidential Information be kept secret and confidential at all times during and after the duration of Executive’s employment or affiliation with the Company Affiliated Group in accordance with applicable law; (ii) in the course of Executive’s employment and/or other affiliation with the Company, Executive will be engaged in activities whereby Executive will have extensive access to and become intimately familiar with, and may develop or contribute to, the Confidential Information, which information is vital to the success of the Company Affiliated Group, and the disclosure or use of which information outside the Company Affiliated Group would result in extensive and irreparable harm; (iii) through great effort and at an incalculable expense, the Company Affiliated Group has developed and maintained, and will continue to develop and maintain, invaluable business relationships (contractual and prospective) with the Company Affiliated Group’s employees, clients, customers, prospective customers, independent contractors, vendors, and suppliers, which business relationships are vital to the Company Affiliated Group’s success; (iv) the restrictive covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company Affiliated Group and that such restrictive covenants in this Section 6 shall survive the termination of Employee’s employment with the Company for any reason; (v) the Company would not have entered into this Agreement unless such covenants were included herein; and (vi) these covenants are entered into by Executive in consideration of the opportunity to receive severance and other consideration pursuant to this Agreement.

b) Non-Competition. Executive shall not engage in any other business activity or occupation during the Term without the prior written consent of the Board. Executive shall not engage in any activity which is or may present a conflict of interest or materially interfere with Executive’s duties hereunder. In addition, Executive covenants and agrees that for a period commencing on the Effective Date and ending eighteen (18) months following the last day of Executive’s employment or affiliation with the Company Affiliated Group (the “Separation Date”) regardless of the reason for the termination of Employee’s employment or affiliation (such period, the “Restricted Period”), Executive shall not, without the written consent of the Board, engage, directly or indirectly, whether as an individual, sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, in any Competing Business. For purposes of this Agreement, the term “Competing Business” means any individual, sole proprietorship, partnership, firm, corporation or other entity or group which offers or sells or attempts to offer or sell (i) factual film, television and digital audio-visual products or services (e.g., Discovery Communications, A&E Networks, Smithsonian Network, BBC), unless Executive’s services to such Competing Business do not relate in any respect to the factual film, television or digital audio-visual business of such Competing Business, or (ii) any other products or services offered or sold by the Company Affiliated Group at any point during the twelve (12) month period prior to Employee’s Separation Date. Executive may passively invest in private companies that do not compete with the Company, and in respect of which Executive provides no time or attention, and Executive may own, of record or beneficially, as a passive investment, not more than three percent (3%) of the outstanding securities of any publicly traded stock, in each case so long as such investments do not interfere with the performance of Executive’s responsibilities as an employee of the Company and are not inconsistent with the Company’s policies. In addition, Executive may donate his time to, or serve or boards of, charitable or philanthropic organizations provided that such activities do not interfere with the performance of his duties hereunder and are not inconsistent with the Company’s policies.

c) Non-Solicitation. Executive agrees that during the Restricted Period, he shall not, without the written consent of the Board, directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity (other than the Company Affiliated Group), solicit the trade or business of any customer, supplier or vendor with whom the Company Affiliated Group conducts business or otherwise has a business relationship, in connection with the sale or provision of any factual film, television and digital audio-visual products or services. Executive agrees further that during the Restricted Period, he shall not, without the written consent of the Board, on Executive’s own behalf or on behalf of any other person or entity (other than the Company Affiliated Group), directly or indirectly: (i) solicit, recruit or hire, or attempt to solicit, recruit or hire, any employee of the Company Affiliated Group; (ii) induce or attempt to induce any employee or independent contractor to leave the employ of or cease doing business with the Company or any other member of the Company Affiliated Group.

f) Non-Interference. Executive agrees that during the Restricted Period, Executive shall not, without the written consent of the Board, on Executive’s own behalf or on behalf of any other person or entity (other than the Company Affiliated Group), directly or indirectly, induce any customer or client, vendor, supplier or other contracting party or business partner of the Company Affiliated Group to discontinue, terminate, cancel, disrupt or not renew a business relationship or transaction with any member of the Company Affiliated Group, or otherwise interfere with a business relationship or transaction between any such parties and one or more members of the Company Affiliated Group.

g) No Unauthorized Possession, Disclosure or Use of Confidential Information and Trade Secrets.

i. For purposes hereof, “Confidential Information” shall mean and include all information regarding the Company Affiliated Group, its activities, business or customers that is not generally disclosed by practice or authority to persons not employed by the Company. Confidential Information shall include, without limitation, all technical and non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, actual and prospective customer lists, actual and prospective contractor lists, actual and prospective consultant lists, documents containing the names, addresses and/or other contact information of current or former customers of the Company Affiliated Group, documents reflecting past or present buying patterns or habits, sales reports, service reports, price lists and discount lists, methods and/or procedures regarding pricing, product cost and profit strategies or structures, product formulae, methods and/or procedures related to sales or services, methods and/or procedures of operation, and/or management planning information, or other like information, which is communicated to, supplied to or observed by Executive, either directly or indirectly, at any time during Executive’s affiliation with the Company Affiliated Group, whether or not received from the Company or from any actual or potential customer or client of the Company Affiliated Group, or from any person with a business relationship, whether contractual or otherwise, with the Company Affiliated Group. The term “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or any member of the Company Affiliated Group. This definition shall not operate to limit any definition of “confidential information” or any equivalent term under any potentially applicable federal or state law, or the scope of any protections afforded by any law governing trade secrets. To the extent that any Confidential Information rises to the level of a trade secret under such applicable law, the Confidential Information shall be treated as a Trade Secret under this Agreement. “Trade Secrets” shall mean information not generally known about the Company’s business or the business of any member of the Company Affiliated Group which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company or any member of the Company Affiliated Group derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use, and shall include any and all Confidential Information which may be protected as a trade secret under any applicable law, even if not specifically designated as such.

ii. Executive recognizes the interest of the Company Affiliated Group in maintaining the confidential nature of its Confidential Information and Trade Secrets. Accordingly, Executive covenants and agrees that Executive will not, at any time, other than in the performance of Executive’s duties for the Company, both during and after Executive’s employment with the Company, communicate or disclose to any person or entity, or use for Executive’s benefit, or for the benefit of any other person or entity, either directly or indirectly, any of the Company’s or any member of the Company Affiliated Group’s Confidential Information and/or Trade Secrets. Nothing in this Agreement or this Section is intended to impair Executive’s right to engage in concerted protected activity under Section 7 of the National Labor Relations Act related to Executive’s terms, conditions, wages, or benefits of employment. However, except as otherwise provided herein, in no event shall Executive make any use or disclosure of Trade Secrets of the Company or any member of the Company Affiliated Group not expressly authorized in advance in writing by the Board.

iii. Nothing in this Agreement is intended to or shall preclude Executive from: (i) providing truthful testimony on any non-privileged subject matter in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event Executive shall notify the Company of the anticipated testimony in writing, unless prohibited to do so by law or such process, as promptly as practicable after receiving any such request and at least ten (10) business days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) so that the Company may seek a protective order or other appropriate remedy; or (ii) reporting, without any prior authorization from, or notification to, the Company, possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Securities and Exchange Commission, the Department of Justice, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. If such a protective order or other remedy described in clause (i) of the foregoing sentence is not obtained, and the Company does not waive compliance with this Agreement, Executive shall furnish only that portion of such subject matter that is legally required and shall at the Company’s expense exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the subject matter to be disclosed.

h) Notice of Immunity under the Defend Trade Secrets Act. Executive acknowledges and agrees that the Company has provided Executive with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (1) in confidence to a Federal, State, or Local government official, either directly or indirectly, or to an attorney; and (2)(A) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

i) Reasonableness; Extraordinary Remedies; Tolling. Executive has carefully read and considered the provisions of Section 6, and, having done so, agrees that the restrictions set forth therein (including but not limited to the scope of defined terms, the time period of restrictions and the geographical areas of restriction set forth therein) are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company and the Company Affiliated Group. Executive represents that Executive’s experience, capabilities, and personal assets, as well as the compensation Executive will receive during Executive’s employment or affiliation with the Company Affiliated Group, are such that Executive’s compliance with Section 6 will not prevent Executive from either earning a livelihood in the many business activities that are not restricted by this Agreement or from otherwise adequately and appropriately supporting Executive’s family. Executive further agrees that Executive shall not assert, or permit to be asserted on Executive’s behalf, in any forum, any position contrary to the foregoing. The parties acknowledge and agree that the individual covenants in this Agreement are separate and distinct commitments of Executive, independent of each other covenant hereunder. Accordingly, if, at the time of enforcement of such covenants, a court of competent jurisdiction or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period or scope legally permissible under such circumstances will be substituted for the period or scope stated herein. Executive agrees that a breach of any covenant in this Section 6 would result in irreparable and continuing damage to the Company Affiliated Group and shall constitute a separate and independent material breach of this Agreement for which the applicable member(s) of the Company Affiliated Group may pursue its or their remedies hereunder or as otherwise allowed by law. In the event of a breach or threatened breach of any covenant in Section 6, it is understood and agreed that the Company and/or other applicable member(s) of the Company Affiliated Group shall be entitled to pursue temporary, preliminary and/or final injunctive relief without the necessity of posting any bond or similar security in connection with such action, as well as other applicable remedies at law or in equity available to the Company and/or applicable member(s) of the Company Affiliated Group against Executive or others. Such remedy shall be in addition to and not in lieu or limitation of any injunctive relief, other damages, or other rights or remedies to which the Company and/or other applicable member(s) of the Company Affiliated Group are or may be entitled at law or in equity under this Agreement or otherwise. Executive agrees that the applicable period of each such restrictive covenant in Section 6 shall be tolled during any period of time in which Employee is in breach or violation of the terms thereof, in order that the Company Affiliated Group shall have all of the agreed-upon temporal protection thereunder. Executive acknowledges and agrees that if Executive violates any of the covenants in Section 6, the Company and/or applicable member(s) of the Company Affiliated Group shall be entitled to an accounting and repayment of all profits, compensation, fees, commissions, remunerations or benefits which Executive, directly or indirectly, has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief, other damages, or other rights or remedies to which the Company and/or applicable member(s) of the Company Affiliated Group is or may be entitled at law or in equity under this Agreement or otherwise. The covenants provided for in this Section 6 shall survive the termination of this Agreement and of Executive’s employment and shall survive the expiration of this Agreement and of Executive’s employment; provided that, in the event Executive’s employment terminates following the expiration of the Term (and not pursuant to Section 5), the application of the non-competition provisions set forth in Section 6(b) shall be conditioned upon, and shall apply for so long as (but not to exceed the Restricted Period), the Company continues to pay Executive his Base Salary as in effect on the date of his termination of employment.

j) Return of Company Property. Executive acknowledges that Trade Secrets and Confidential Information are essential to the Company’s business. Executive agrees that either (a) within five (5) business days of the Company’s request or (b) upon the cessation of Executive’s employment, Executive will immediately return to the Company any and all Company property and documents and other tangible media containing Company Trade Secrets and Confidential Information (and all copies thereof) in Executive's possession, custody or control.

7. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that, while employed by the Company and thereafter for a period of twenty-four (24) months, Executive will at the Company’s expense: (i) respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, (ii)  provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and (iii)  assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”). Executive agrees to promptly inform the Company if Executive becomes aware during his employment of any lawsuits involving Claims that may be filed or threatened against the Company or its Affiliates. During Executive’s employment with the Company and for the twenty-four (24) month period thereafter, Executive also agrees to promptly inform the Company (to the extent that Employee is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its Affiliates without giving prior written notice to the Company or the Company’s counsel.

8. APPLICABILITY OF SECTION 409A OF THE CODE. Notwithstanding anything herein to the contrary, the parties intend that this Agreement, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and Internal Revenue Service guidance thereunder (collectively, “Section 409A”). Neither party individually or in combination may accelerate, offset or assign any payment subject to Section 409A, except in compliance with Section 409A.  No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Notwithstanding anything herein to the contrary, to the extent necessary to avoid the imposition of tax on Executive under Section 409A, any payments that are otherwise payable to Executive within the first six (6) months following the effective date of termination of employment shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to Executive’s termination of employment, Executive is determined to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)) of the Company (or any related “service recipient” within the meaning of Section 409A). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first. For purposes of this Agreement, the phrases “termination of employment,” “termination,” “terminated,” and similar terminology all refer to a “separation from service” within the meaning of Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. All expense reimbursement or in-kind benefits subject to Section 409A which are provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy shall be subject to the following rules: (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

9. SECTION 280G. To the extent that any or all of the payments and benefits provided for in this Agreement and pursuant to any other plans or agreements with Executive constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then: either, (i) such payments shall be delivered in full or (ii) the aggregate amount of the payments and benefits under this Agreement and such other arrangements shall be reduced such that the present value (as determined under the Code and applicable regulations) of all payments constituting “parachute payments”, is equal to 2.99 times Executive’s “base amount” (as defined in the Code), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The reduction of the payments due hereunder, if applicable, shall be made by first reducing the payments to be made latest in time and if multiple portions of the payments are to be paid at the same time, any non-cash payments will be reduced before cash payments, and any remaining cash payments will be reduced pro rata. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing in good faith by an accounting firm chosen by the Company and reasonably acceptable to Executive (the “Accountants”). If a reduction in benefits is required under this Agreement and one or more other arrangements or plans entered into with or maintained for the benefit of Executive that provides for vesting acceleration of equity awards, cash severance or retention benefits, and/or continued employee benefits coverage, the reduction will occur in the following order: the vesting acceleration of stock options or stock appreciation rights, then cash severance, bonuses or retention benefits, then vesting acceleration of equity awards other than stock options or stock appreciation rights, and then Company-paid employee benefits coverage. In the event that acceleration of vesting of stock options, stock appreciation rights or other equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s stock options, stock appreciation rights or other equity awards, as applicable. For purposes of making the calculations required hereunder, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this Section.

10. DIVISIBILITY OF AGREEMENT. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

11. NOTICES. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if (a) delivered personally, (b) sent by certified or registered mail, postage pre-paid and return receipt requested, (c) sent by prepaid overnight courier service, delivery confirmed, or (d) sent by email with confirmation and acknowledgment of receipt, addressed as follows:

a) If to Executive:

Clint Stinchcomb

_________________

_________________

Email: ___________

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, CA 90067

Attention: Steve Hurdle

Email: shurdle@loeb.com

b) If to the Company:

Curiosity Stream, Inc.
8484 Georgia Avenue, Suite 700
Silver Spring, MD 20910

Attention: John Hendricks

Email: john.hendricks@hihllc.com

with a copy (which shall not constitute notice) to:

Arnold & Porter LLP
250 West 55th Street
New York, NY 10019
Attention: Christopher Peterson and Charles Wachsstock

Email: Christopher.peterson@arnoldporter.com

    Charlie.wachsstock@arnoldporter.com

Either party may change its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

12. COMPLETE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the employment of Executive and supersedes all prior arrangements or understandings with respect thereto and all oral or written employment agreements or arrangements between the Company (and any of its subsidiaries) and Executive. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced. Executive understands and agrees that the Company may arrange for an Affiliate of the Company to provide payroll and other services in respect of Executive.

13. ASSIGNMENT. This Agreement is personal and non-assignable by Executive. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets, and may be assigned by the Company to any Affiliate of the Company or to any corporation or entity with which such Affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such Affiliate; provided, that, as a condition to such sale of assets or merger, the purchaser or surviving company, as the case may be, shall have assumed the obligations of the Company under this Agreement

14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15. GOVERNING LAW; EXCLUSIVE JURISDICTION. All questions concerning the construction, validity and interpretation of this Agreement and any disputes relating to or arising under this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Maryland. All disputes relating to or arising under this Agreement shall be litigated exclusively in the federal or state courts in the State of Maryland and Executive and the Company consent to the exclusive jurisdiction of such courts in any such action or proceeding and hereby waive any objection to venue lying therein.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in multiple counterparts as of the day and year first above written.

EMPLOYEE:

/s/ Clint Stinchcomb
Clint Stinchcomb

CURIOSITYSTREAM INC.

By:	/s/ John S. Hendricks
Name:	John S. Hendricks
Title:	Chairman

Attachment A

Annual Bonus Goals

Except for calendar year 2020, Executive’s 100% annual bonus target shall be divided equally (50/50) between Company’s achievement of (1) the revenue target, and (2) the net income or (loss) target indicated below during each respective calendar year.

Calendar Year	Revenue Target	Net Income (Loss)
2020	$36,000,000	N/A
2021	$71,000,000	To be determined by the Committee following consultation with Executive prior to the beginning of 2021
2022	$136,000,000	To be determined by the Committee following consultation with Executive prior to the beginning of 2022

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